Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of September 17, 2020 (“Effective Date”) by and between Heritage Global Inc., a Florida corporation (the “Company”), and Kirk Dove (“Employee”). Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Employee is employed by Company pursuant to an Employment Agreement dated February 29, 2012 (the “Prior Employment Agreement”).  The Parties desire to replace the Prior Employment Agreement with this Agreement.

Intending to be legally bound, the Parties agree as follows:

SECTION 1.
DUTIES AND RESPONSIBILITIES

1.1Job Duties. Employee will provide guidance and advice with respect to Company’s strategy and operations and support for Company’s operations as reasonably specified by Company’s CEO from time to time, including maintaining key contacts for the benefit of Company. Employee will not be required to perform services at any particular location except as the Parties may agree from time to time.  Effective as of the Effective Date, Employee hereby resigns each position he may hold as a director or officer of Company and any of its affiliates.

1.2Cooperation.  Employee will cooperate with Company with respect to any claim against Company or its affiliates, and make himself available as a witness in any action, investigation, or other proceeding before any court, government agency, arbitrator, or mediator in which he may be called to appear by Company regarding any business, property, or operations of Company or any of its affiliates.

1.3Compliance with Law and Code of Conduct. Employee must at all times comply with (i) all applicable law, including without limitation all laws regulating the purchase and sale of Company securities, and (ii) Company’s Code of Conduct (the “Code of Conduct”). Without limiting the foregoing, Employee must at all times comply with the provisions in the Code of Conduct related to (i) the purchase or sale of Company securities with knowledge of nonpublic material information, (ii) prohibitions on trading in Company securities during any quiet period, and (iii) Section 16 reporting obligations and SEC Rule 144 compliance, to the extent that such requirements apply to Employee under applicable law or as a result of Employee’s role with the Company (e.g. participation on Company’s investment committee).

1.4

Lockup.  If an underwriter or similar third-party requires any director or officer of director of Company to enter into an agreement restricting such director or officer’s ability to buy or sell securities of Company in connection with such offering, Employee will enter into the same agreement immediately upon request by Company.

SECTION 2.
COMPENSATION

2.1Compensation.

2.1.1Pay.  During the Term, Company will pay Employee each of the following amounts:

a)For the remainder of 2020: (i) a prorata portion of the base salary that Company currently pays to Employee under the Prior Employment Agreement, and (ii) an amount equal to any annual bonus for 2020 that would otherwise have been paid under the Prior Employment Agreement but that has not yet been paid to Employee.

b)Commencing on January 1, 2021, annual compensation equal to $200,000 per year, payable in equal monthly installments in arrears.

c)An automobile allowance equal to $1,169 per month, payable in arrears.

2.1.2Insurance.  During the Term, Executive will be entitled to participate in Company’s health insurance benefits subject to and in accordance with their terms.

2.1.3	Withholding. All payments to Employee under this Agreement will be reduced by any withholding required by applicable law.

2.2Expenses. Company will reimburse Employee for all reasonable expenses of types authorized by Company and incurred by Employee in performing consulting services under this Agreement. Employee will comply with such approval and reporting requirements as Company may establish from time to time.

2.4

No Additional Compensation.  Except as expressly provided in this Agreement, Employee is not entitled to any compensation, bonus, severance, or benefits from Company or its affiliates or any professional employer organization used by Company, under the Prior Employment Agreement or otherwise.

SECTION 3.
TERM AND TERMINATION

3.1Term. The term of this Agreement begins on the Effective Date and ends on December 31, 2024 (the “Term”).  Either Party may terminate this Agreement early if the other Party materially breaches any provision of this Agreement and the breach is not cured by the breaching Party within thirty (30) days after the breaching Party's receipt of written notice of such breach (the earliest date that the Term expires or is terminated is the “Termination Date”).  This sentence and Sections 1.2, 1.3, 1.4, 4 and 5 will survive expiration or termination of this Agreement.

SECTION 4.
RESTRICTIVE COVENANTS AND CONFIDENTIALITY

4.1Restrictions.

4.1.1Noncompete.  In order to protect Company from unfair competition and to prevent the unauthorized disclosure or use of Company’s Proprietary Information (defined below), during the Term Employee shall not, within the Restricted Territory (defined below), directly or indirectly engage in or be associated with any Competitive Activity (defined below). Employee will be deemed to be “associated with a Competitive Activity” if he becomes involved as an owner, employee, employer, consultant, principal, officer, director, independent contractor, agent, partner, advisor or in any other capacity, with or without compensation, calling for the rendition of personal services with or for any third-party that is engaged in a Competitive Activity and his involvement relates to a significant extent to the Competitive Activity of such third-party; provided, however, that Employee will not be prohibited from passive ownership of less than five percent (5%) of any publicly traded corporation that is in competition with Company. “Competitive

Activity” means (i) engaging in the planning and execution of commercial auctions, (ii) services and consultations related to commercial asset valuation, (iii) engaging any other services being offered by Company on the date the Term ends. “Restricted Territory” means: (i) each of the United States and Canada, and (ii) anywhere else in the world that Employee has conducted or promoted the business of Company or any of its affiliates prior to the end of the Term. In the alternative, and only if the above territory is deemed by a court of competent jurisdiction to be unreasonable or otherwise invalid or unenforceable, then the Restricted Territory means New York State, California, and each other state and province in which Company or its affiliates conducted business or in which Employee maintained an office or otherwise provided services to Company or any of its affiliates during the Term.

4.1.2Nonsolicit.  In order to protect Company from unfair competition and to prevent the unauthorized disclosure or use of Company’s Proprietary Information, during the Term Employee shall not, directly or indirectly, for his own account or a third-party: (i) employ as an employee, engage as an independent contractor, or otherwise retain or solicit or seek to so employ, engage, retain or solicit any person who, during any portion of the two (2) years prior to the last day of the Term was, directly or indirectly, employed as an employee, engaged as an independent contractor or otherwise retained by Company or any affiliate of Company; (ii) induce any person (except for individuals considered to be clerical or secretarial staff) to leave his or her employment with Company or any of its affiliates, terminate an independent contractor relationship with Company or any of its affiliates, or terminate or reduce any contractual relationship with Company or any of its affiliates; or (iii) directly or indirectly induce or influence any customer, supplier, or other person that has a business relationship with Company or any of its affiliates to discontinue or reduce the extent of such relationship.

4.2Confidentiality.

4.2.1Protection of Proprietary Information.  Employee acknowledges that Employee has had access to, and will continue to have access to, Proprietary Information (defined below) of Company. During the Term and at all times thereafter, Employee will hold in strictest confidence and will not use or disclose any of Company’s Proprietary Information, except as otherwise required in connection with Employee’s work for Company or as otherwise required by law or court order or as permitted in writing by a duly authorized officer of Company. “Proprietary Information” will include without limitation all: trade secrets, ideas, business plans or models (whether for existing, new, or developing businesses), financial information, employee data, operating data, customer lists, prospective customer lists (to the extent not readily available to the public), vendor or supplier lists, pricing and cost information, marketing information, product information, research information, and Company designs and techniques, and all information of any third-party that Company is obligated to keep confidential, in each case whether communicated orally or in documentary or other tangible form. Employee acknowledges that Company has invested considerable amounts of time and money in attaining and developing all of the information described above, and any unauthorized disclosure or release of such Proprietary Information in any form would irreparably harm Company.

4.2.2Return of Proprietary Information.  Promptly following the Termination Date, Employee will return to Company all Proprietary Information of Company.  Employee will not to keep any copy of any Proprietary Information of Company in any form following the Termination Date.

SECTION 5.
GENERAL PROVISIONS

5.1Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.

5.2Jurisdiction Exclusive venue for any action arising out of or related to this Agreement will be in state or federal court located in the County of Los Angeles, California, and each party consents to the jurisdiction of such courts and waives any defense based on lack of personal jurisdiction or inconvenient forum.

5.3Enforcement/Remedies/Attorney’s Fees.  The Parties agree that money damages are not an adequate remedy for any breach of Sections 1.3, 1.4 or 4. In the event of a breach or threatened breach of this Agreement, in addition to any other remedy available to Company, Company is entitled to specific performance and/or injunctive to enforce or prevent any violation of Section 1.3, 1.4 or 4, without posting a bond or other security.

5.4Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision. The Parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

5.5Entire Agreement. This Agreement is the entire agreement of the Parties, replaces the Prior Employment Agreement, and supersedes all prior agreements between them with respect to the subject matter hereof; provided that Section 4 of the Prior Employment Agreement remains in full force and effect.  In the event of a conflict between Section 4 of the Prior Agreement and Section 4 of this Agreement, the provision that is both most protective of Company’s interests and enforceable shall control.

5.6Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Employee and by a duly authorized officer of Company. No waiver by any Party hereto of any breach by another Party hereto of any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

5.7Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Employee may not assign his rights or duties hereunder and any such assignment will be null and void.

5.8Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

The Parties hereby execute this Agreement as of the Effective Date.

HERITAGE GLOBAL INC.

By: /s/ James Sklar

Name:

Title: EVP, General Counsel and Secretary

EMPLOYEE

/s/ Kirk Dove

Kirk Dove